UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 18, 2005

PINNACLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	000-24784	94-3003809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 North Bernardo Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 526-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 18, 2005, the Compensation Committee of the Board of Directors of Pinnacle Systems, Inc. (“Pinnacle”) granted Patti S. Hart, Pinnacle’s Chairman, President and Chief Executive Officer, 250,000 stock units. The stock units will vest at a rate of 25% each anniversary of the date of grant, subject to Ms. Hart continuing to render services to Pinnacle through each vesting date. Each stock unit will be payable in cash upon vesting, and the payment amount will be equal to the product of (i) the closing price of Pinnacle’s common stock as reported on the Nasdaq National Market on the applicable vesting date and (ii) the number of stock units vesting on the applicable vesting date.

In the event of the termination of Ms. Hart’s employment by Pinnacle without Cause (as defined in the Offer Letter and Employment Agreement dated March 1, 2004 between Pinnacle and Ms. Hart (the “Offer Letter”) ) or Ms. Hart’s voluntary resignation for Good Reason (as defined in the Offer Letter) upon or not more than 12 months following a Change in Control (as defined in the Offer Letter), then the vesting of the stock units shall be accelerated in full so that the stock units shall be immediately payable and vested in their entirety upon such termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE SYSTEMS, INC.

By:	/s/ Scott E. Martin
Scott E. Martin
Senior Vice President, Human Resources and Legal

Date: February 22, 2005